Exhibit 99.1
STONE ENERGY CORPORATION
Announces Second Quarter 2010 Results
LAFAYETTE, LA. August 3, 2010
     Stone Energy Corporation (NYSE: SGY) today announced net income of $29.1 million, or $0.60 per share, on operating revenue of $166.2 million for the second quarter of 2010 compared to net income of $27.2 million, or $0.65 per share, on operating revenue of $170.3 million in the second quarter of 2009. For the six months ended June 30, 2010, net income of $55.7 million, or $1.15 per share, on operating revenue of $331.2 million compared to a net loss of $198.7 million, or $4.92 per share, on operating revenue of $312.5 million during the comparable 2009 period. All per share amounts are on a diluted basis.
     Discretionary cash flow was $116.4 million during the second quarter of 2010 compared to $113.7 million generated during the second quarter of 2009 and $115.6 million during the first quarter of 2010. For the first six months of 2010, discretionary cash flow totaled $232.0 million compared to $182.1 million for the comparable 2009 period. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Net daily production volumes during the second quarter of 2010 averaged 217 million cubic feet of gas equivalent (MMcfe) per day, representing a 2% increase over average daily production of 213 MMcfe per day for the first quarter of 2010. For the six months ended June 30, 2010, net average daily production volumes were 215 MMcfe per day compared to 201 MMcfe per day for the six months ended June 30, 2009.
     CEO David Welch stated, “Despite the drilling and operational delays and interruptions caused by the Department of Interior moratorium, we were able to keep our second quarter production within guidance. We now have all the necessary permits and are moving forward with our program at Amberjack with drilling scheduled to resume within a week. We expect to drill another three or four wells using the current platform rig. In Appalachia, we have drilled four horizontal wells and are awaiting completion and testing. We have added a second horizontal rig and expect to drill the forecasted 14 horizontal wells before year-end. The development well at Pyrenees has been drilled and completed and initial production is expected by early 2012. Additionally, we are participating in a deep shelf well and several wells in the Alberta Bakken area. Finally, we are working with other GOM operators to address the regulatory and legislative hurdles which are challenging our industry.”
     Prices realized during the second quarter of 2010 averaged $72.14 per barrel (Bbl) of oil and $5.46 per thousand cubic feet (Mcf) of natural gas, which represents a 7% decrease, on an Mcfe basis, over second quarter 2009 average realized prices of $69.93 per Bbl of oil and $6.41 per Mcf of natural gas. Average realized prices during the first six months of 2010 were $71.43 per Bbl of oil and $5.71 per Mcf of natural gas, representing a 1% decrease on a Mcfe basis compared to $63.01 per Bbl of oil and $6.73 per Mcf of natural gas realized during the first six months of 2009. All unit pricing amounts include the cash settlement of effective hedging contracts.
     In the second quarter of 2010, hedging increased the average realized price of natural gas by $0.95 per Mcf, compared to an increase in average realized prices of $2.62 per Mcf of natural gas during the second quarter of 2009. Hedging transactions in the second quarter of 2010 decreased the realized oil prices by $4.02 per Bbl, compared to an increase in realized oil prices of $12.57 per Bbl during the second quarter of 2009.
     Lease operating expenses (LOE) incurred during the second quarter of 2010 totaled $36.9 million compared to $41.1 million for the comparable quarter in 2009, and $38.7 million in the first quarter of 2010. For the six months ended June 30, 2010 and 2009, lease operating expenses were $75.5 million and $99.3 million, respectively.

     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2010 totaled $62.3 million compared to $55.6 million for the second quarter of 2009. DD&A expense on oil and gas properties for the six months ended June 30, 2010 totaled $121.4 million compared to $114.7 million during the comparable period of 2009.
     Salaries, general and administrative (SG&A) expenses for the second quarter of 2010 were $10.0 million compared to $9.9 million in the second quarter of 2009. For the six months ended June 30, 2010 and 2009, SG&A totaled $20.4 million and $21.6 million, respectively.
     As of June 30, 2010, the borrowings outstanding under our bank credit facility were $50 million, reduced from $100 million at March 31, 2010. In addition, Stone had letters of credit totaling $63.1 million, resulting in $281.9 million available for borrowing based on a borrowing base of $395 million. In May 2010, the borrowing base was reaffirmed at $395 million. The borrowing base is re-determined semi-annually based on the bank group’s evaluation of our proved oil and gas reserves.
     Capital expenditures before capitalized SG&A and interest during the second quarter of 2010 were approximately $98.3 million. The capital expenditure amount includes $9.4 million of plugging and abandonment expenditures. Additionally, $4.1 million of SG&A expenses and $7.2 million of interest were capitalized during the quarter.
Operational Update
     Mississippi Canyon Block 109 (Amberjack Field). Production from the Ibix well commenced early in the second quarter. However, drilling operations at Amberjack were halted by the Department of Interior’s Deepwater Moratorium in May and the Vili well was temporarily abandoned in response. Stone recently received approval to resume operations, and expects to commence drilling activity in August. After the completion of Vili, two or three additional wells are scheduled for the current platform rig.
     Garden Banks 293 (Pyrenees — 15% W.I.). Drilling operations were completed on the development well at Pyrenees in June, and the well is expected to be completed in August. Initial production is currently expected by early 2012. Newfield is the operator of the field.
     Appalachian Basin (Marcellus Shale Play). As discussed previously, Stone has commenced its 14 well horizontal drilling program for 2010. Stone currently has two horizontal rigs and one vertical rig operating in the play. One of the horizontal rigs is working under a three year contract. To date, Stone has drilled four company-operated horizontal wells in West Virginia. These wells are scheduled to be fraced and completed during the third quarter, and production from the first of these wells is expected by the fourth quarter. The Company also spudded its first operated horizontal well in Pennsylvania in July. Additionally, Stone is participating in two non-operated horizontal wells in West Virginia. One of these wells has been drilled and is waiting on completion and the other is currently drilling. These wells are located on the same pad and will be fraced after drilling operations are finished. The Company is reviewing various infrastructure options for marketing the production from the operated vertical and horizontal wells.
     GOM/Gulf Coast Exploration (South Erath Prospect). Stone is participating in a deep shelf exploratory well in Vermilion Parish, Louisiana. The well is currently drilling at approximately 15,000 feet and is planned for a total depth of 21,000 feet. Stone holds a 16% working interest in the well.
     Rocky Mountain Region. Two wells in northern Montana (35% W.I. — Newfield operated) targeting the Bakken formation have been drilled and a third is currently drilling, with completion operations and results on all three wells expected in the fourth quarter.

Updated 2010 Guidance
     The following guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.
     Capital Expenditure Budget. The 2010 capital expenditure budget is $400 million, which includes abandonment expenditures, but excludes material acquisitions and capitalized SG&A and interest. Stone expects to spend approximately 25% of the capital expenditure budget on Appalachian drilling and acreage acquisition; approximately 25% is planned for Gulf of Mexico (GOM) shelf exploitation and approximately 15% is for GOM workover/recompletion projects; approximately 15% is scheduled for GOM deep water and deep shelf expenditures; and the remaining budget is for facilities, abandonment projects, and miscellaneous exploration projects.
     Production. For the third quarter of 2010, Stone expects net daily production to average between 195 — 210 MMcfe, primarily depending on hurricane interruptions. Stone now expects full year 2010 average daily production to be in the range of 205 — 215 MMcfe per day versus the previous guidance of 205-225 mmcfe per day, primarily due to the interruption in drilling at Amberjack and the delays on various well work projects.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $150 — $165 million for 2010 based upon current operating conditions and budgeted maintenance activities. The reduction from the previous $165 — $185 million guidance is due primarily to lower cost, adjustments and hurricane insurance credits.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.00 - $3.30 per Mcfe for 2010.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses, excluding incentive compensation expense and net of capitalized SG&A, to range between $41 — $43 million for 2010, adjusted down from the previous range of $41 — $45 million.
     Corporate Tax Rate. For 2010, Stone expects its corporate tax rate to range between 35% - 37%.

Hedge Position
     The following table illustrates our derivative positions for 2010, 2011 and 2012 as of August 3, 2010:

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume		Swap
	(MMBtus/d)	Price	(Bbls/d)		Price
2010	20,000	$6.97	2,000		$63.00
2010	30,000	6.50	1,000		64.05
2010			1,000		60.20
2010			1,000		75.00
2010			1,000		75.25
2010			2,000	*	80.10
2010			1,000	**	84.35

2011	10,000	6.83	1,000		70.05
2011	10,000	5.20	1,000		78.20
2011			1,000		83.00
2011			1,000		83.05
2011			1,000	***	85.20
2011			1,000		85.25

2012			1,000		90.45
2012			1,000		90.30
*	April — December

**	July — December

***	January — June
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, August 4, 2010 to discuss the operational and financial results for the second quarter of 2010. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website.
Non-GAAP Financial Measures
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
FINANCIAL RESULTS
Net income (loss)	$29,079	$27,168	$55,703	($198,698)
Net income (loss) per share	$0.60	$0.65	$1.15	($4.92)

PRODUCTION QUANTITIES
Oil (MBbls)	1,430	1,544	2,852	2,838
Gas (MMcf)	11,146	9,723	21,744	19,382
Oil and gas (MMcfe)	19,726	18,987	38,856	36,410

AVERAGE DAILY PRODUCTION
Oil (MBbls)	16	17	16	16
Gas (MMcf)	122	107	120	107
Oil and gas (MMcfe)	217	209	215	201

REVENUE DATA (1)
Oil revenue	$103,159	$107,972	$203,724	$178,826
Gas revenue	60,823	62,340	124,049	130,490

Total oil and gas revenue	$163,982	$170,312	$327,773	$309,316

AVERAGE PRICES (1)
Oil (per Bbl)	$72.14	$69.93	$71.43	$63.01
Gas (per Mcf)	5.46	6.41	5.71	6.73
Per Mcfe	8.31	8.97	8.44	8.50

COST DATA
Lease operating expenses	$36,883	$41,122	$75,547	$99,276
Salaries, general and administrative expenses	9,963	9,922	20,448	21,583
DD&A expense on oil and gas properties	62,282	55,558	121,433	114,730

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.87	$2.17	$1.94	$2.73
Salaries, general and administrative expenses	0.51	0.52	0.53	0.59
DD&A expense on oil and gas properties	3.16	2.93	3.13	3.15

AVERAGE SHARES OUTSTANDING — Diluted	47,678	41,270	47,657	40,365
(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating revenue:
Oil production	$103,159	$107,972	$203,724	$178,826
Gas production	60,823	62,340	124,049	130,490
Derivative income, net	2,225	—	3,413	3,196

Total operating revenue	166,207	170,312	331,186	312,512

Operating expenses:
Lease operating expenses	36,883	41,122	75,547	99,276
Other operational expense	2,447	2,400	2,447	2,400
Production taxes	1,590	2,565	3,244	3,840
Depreciation, depletion and amortization	63,765	57,052	124,418	117,670
Write-down of oil and gas properties	—	—	—	340,083
Accretion expense	6,606	8,376	13,212	16,753
Salaries, general and administrative expenses	9,963	9,922	20,448	21,583
Incentive compensation expense	421	1,197	1,346	1,417
Derivative expenses, net	—	743	—	—
Impairment of inventory	—	1,256	—	7,179

Total operating expenses	121,675	124,633	240,662	610,201

Income (loss) from operations	44,532	45,679	90,524	(297,689)

Other (income) expenses:
Interest expense	2,540	4,788	6,606	9,954
Interest income	(1,002)	(146)	(1,059)	(282)
Other income	(1,222)	(851)	(2,974)	(1,825)
Early debt retirement expense	—	—	1,820	—

Total other (income) expenses	316	3,791	4,393	7,847

Net income (loss) before income taxes	44,216	41,888	86,131	(305,536)

Provision (benefit) for income taxes:
Current	(1,392)	—	(5,264)	23
Deferred	16,529	14,720	35,692	(106,888)

Total income taxes	15,137	14,720	30,428	(106,865)

Net income (loss)	29,079	27,168	55,703	(198,671)
Less: Net income attributable to non-controlling interest	—	—	—	(27)

Net income (loss) attributable to Stone Energy Corporation	$29,079	$27,168	$55,703	($198,698)

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss) as reported	$29,079	$27,168	$55,703	($198,671)

Reconciling items:
Depreciation, depletion and amortization	63,765	57,052	124,418	117,670
Write-down of oil and gas properties	—	—	—	340,083
Impairment of inventory	—	1,256	—	7,179
Deferred income tax provision (benefit).	16,529	14,720	35,692	(106,888)
Accretion expense	6,606	8,376	13,212	16,753
Stock based compensation expense	1,314	1,193	2,741	3,159
Non-cash early extinguishment of debt	—	—	1,820	—
Other	(879)	3,889	(1,593)	2,825

Discretionary cash flow	116,414	113,654	231,993	182,110

Changes in income taxes payable	4,687	3,027	(8,813)	30,435
Unwinding of derivative contracts	—	(41,160)	—	71,662
Settlement of asset retirement obligations	(9,420)	(21,787)	(19,798)	(28,249)
Other working capital changes	21,019	4,698	6,952	17,585

Net cash provided by operating activities	$132,700	$58,432	$210,334	$273,543

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$77,265	$69,293
Accounts receivable	112,236	118,129
Fair value of hedging contracts	24,977	16,223
Deferred tax asset	1,245	14,571
Inventory	7,781	8,717
Other current assets	962	814

Total current assets	224,466	227,747

Oil and gas properties — United States
Proved, net	820,130	856,467
Unevaluated	378,314	329,242
Building and land, net	5,713	5,723
Fair value of hedging contracts	10,117	1,771
Fixed assets, net	4,117	4,084
Other assets, net	21,453	29,208

Total assets	$1,464,310	$1,454,242

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$66,644	$66,863
Undistributed oil and gas proceeds	20,413	15,280
Fair value of hedging contracts	12,609	34,859
Asset retirement obligations	30,995	30,515
Current income taxes payable	2,297	11,110
Other current liabilities	16,381	42,983

Total current liabilities	149,339	201,610

Bank debt	50,000	175,000
8 1/4% Senior Subordinated Notes due 2011	—	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8?% Senior Notes due 2017	275,000	—
Deferred taxes	82,032	44,528
Asset retirement obligations	257,897	265,021
Fair value of hedging contracts	2,006	7,721
Other long-term liabilities	19,291	18,412

Total liabilities	1,035,565	1,112,292

Common stock	477	475
Treasury stock	(860)	(860)
Additional paid-in capital	1,327,390	1,324,410
Accumulated deficit	(910,992)	(966,695)
Accumulated other comprehensive income (loss)	12,730	(15,380)

Total stockholders’ equity	428,745	341,950

Total liabilities and stockholders’ equity	$1,464,310	$1,454,242